EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Continental Income Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
39,554,107.176	970,104.774

Jarold W. Boettcher
For	Against
39,558,425.889	965,796.061

James M. Concannon
For	Against
39,511,389.302	1,012,822.648

John A. Dillingham
For	Against
39,549,068.737	975,143.213

David P. Gardner
For	Against
39,427,536.513	1,096,675.437

Joseph Harroz, Jr.
For	Against
39,559,195.311	965,016.639

John F. Hayes
For	Against
39,288,944.678	1,235,267.272

Robert L. Hechler
For	Against
39,279,953.028	1,244,258.922

Albert W. Herman
For	Against
39,519,192.176	1,005,019.774

Henry J. Herrmann
For	Against
39,533,976.589	990,235.361

Glendon E. Johnson, Sr.
For	Against
39,353,422.617	1,170,789.333

Frank J. Ross, Jr.
For	Against
339,529,176.717	995,035.233

Eleanor B. Schwartz
For	Against
39,530,895.023	993,316.927

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
36,740,400.359	1,008,817.037	1,335,153.607